EXHIBIT 10.1

WESTMORELAND COAL COMPANY
2017 Executive Severance Plan

1.
Purpose. The purpose of the Plan is to assist certain Company officers and executives in making a successful transition upon termination of employment by the Company without Cause, or by the officer or executive for Good Reason (as such terms are defined in the Plan).

2.	Definitions. For purposes of this Plan, the following words and phrases have the meanings specified below:

a.	“Administrator” has the meaning set forth in Section 3.

b.	“Base Salary” means the base salary of a Participant as of the last day of his or her employment with the Company.

c.	“Board” means the Board of Directors of the Company.

d.	“Bonus” means the actual annual cash incentive awards paid to a Participant.

e.	“Cause” has the meaning set forth in Section 4(a).

f.	“Change in Control” means the occurrence of any one or more of the following:

i.
any Person (other than the Company, a majority-owned subsidiary of the Company or its subsidiaries or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries) becomes the beneficial owner, directly or indirectly, of securities of the Company, representing more than 50% of the combined voting power of the Company’s then-outstanding securities;

ii.
individuals who constitute the Board as of the Effective Date (the "Incumbent Board,") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have then been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

iii.
the consummation of any merger, consolidation, plan of arrangement, reorganization or similar transaction or series of transactions in which the Company is involved, other than such a transaction or series of transactions which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the securities of the Company or such surviving entity (or the parent, if any) outstanding immediately after such transaction(s) in substantially the same proportions as their ownership immediately prior to such transaction(s); or

iv.	a sale or other disposition by the Company of all or substantially all of the Company’s assets (other than a liquidation of the Company into a wholly owned subsidiary); or

v.	the shareholders of the Company approve a plan of complete liquidation of the Company.

g.	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any successor thereto.

h.
“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

i.	“Committee” means the Compensation & Benefits Committee of the Board.

j.	“Company” means Westmoreland Coal Company, and any successor.

k.	“Continuation Benefits” has the meaning set forth in Section 7(b).

l.
“Disability” means a Participant’s absence from the full-time performance of the Participant’s duties pursuant to a reasonable determination made in accordance with the Company’s long-term disability plan that the

EXHIBIT 10.1

Participant is disabled and entitled to long-term disability benefits as a result of incapacity due to physical or mental illness that lasts, or is reasonably expected to last, for at least six (6) months.

m.	“Effective Date” means October 27, 2017.

n.	“Eligible Executive” has the meaning set forth in Section 4.

o.	“Good Reason” has the meaning set forth in Section 4(b).

p.	“Long-Term Incentive Awards” means equity-based compensation awards under the Company’s equity incentive plan(s).

q.	“Participant” has the meaning set forth in Section 4.

r.	“Participation Agreement” means a Participation Agreement substantially in the form attached hereto as Exhibit A.

s.	“Person” has the meaning as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (or any successor section thereto).

t.	“Plan” means this Westmoreland Coal Company 2017 Executive Severance Plan, as described in this document and as amended from time to time.

u.
“Reference Bonus” means the average of the Bonus (including any deferred Bonus) paid to the Participant for the three (3) calendar years preceding the Participant’s termination of employment; or, if the Participant has not been employed long enough to have been paid a Bonus for three (3) calendar years, the average of the Bonus (including any deferred Bonus) paid to the Participant for the number of full calendar years the Participant was employed by the Company; or, if the Participant has been employed less than one full calendar year, the target Bonus opportunity (including any deferred target Bonus opportunity) for the Participant on an annualized basis.

v.	“Release” has the meaning set forth in Section 8.

w.	“Severance Payment” has the meaning set forth in Section 7(a).

x.
“Severance Period” means, with respect to each Participant, a number of full or partial years beginning on the date the Participant’s employment is terminated, which number shall be equal to the number by which under the terms of this Plan the Participant’s Base Salary is multiplied for purposes of calculating the Participant’s Severance Payment pursuant to Section 7(a).

3.
Administration. The Plan shall be administered by the Committee, except that (a) for purposes of the participation of the Company’s Chief Executive Officer (“CEO”) in the Plan, the Plan shall be administered by the Board and (b) for purposes of Section 14 of the Plan may be administered by the Committee or a person or persons appointed from time to time by the Committee, as determined by the Committee, which appointment may be revoked at any time by the Committee (as applicable, the “Administrator”). Subject to the provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to establish appropriate rules relating to the Plan, to delegate some or all of its authority under the Plan to the extent permitted by law, and to take all such steps and make all such determinations in connection with the Plan and the benefits granted pursuant to the Plan as it may deem necessary or advisable. Any reasonable decision of the Administrator in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

4.
Eligibility; Certain Conditions to Payment. Eligibility under the Plan is limited to certain executives and officers of the Company who are employed in full-time positions in the Company’s businesses in the U.S. (“Eligible Executive”). The Administrator in its sole discretion will select and notify those Eligible Executives who will participate from time to time in the Plan (“Participants”). Subject to the provisions of this Plan, Participants shall receive the Severance Payment and Continuation Benefits described in this Plan if the Participant’s employment with the Company is terminated by the Company for a reason other than Cause, Disability or death, or the Participant shall receive the Severance Payment and Continuation Benefits if the Participant’s employment with the Company is terminated by the Participant for Good Reason.

a.	Cause. For purposes of this Plan, the term “Cause” means:

EXHIBIT 10.1

i.
any willful fraud or dishonesty of the Participant that can reasonably be expected to have a material detrimental effect on (i) the reputation or business of the Company or any of its subsidiaries or affiliates or (ii) the Participant’s reputation or performance of his duties to the Company or any of its subsidiaries or affiliates;

ii.	a willful refusal or failure of the Participant to comply with the Company’s Code of Business Conduct and Ethics or any other material corporate policy of the Company;

iii.
the Participant’s willful or repeated failure to meet reasonable and documented performance objectives or to perform his or her duties or to follow reasonable and lawful directives of his or her manager (other than due to death or Disability);

iv.
the Participant’s conviction of, or plea of guilty or nolo contendere (i) to any felony; or (ii) any other criminal charge that may reasonably be expected to have a material detrimental effect on the reputation or business of the Company or any of its subsidiaries or affiliates; or

v.
the Participant’s willful failure or refusal to cooperate reasonably with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to the Participant’s employment with the Company, after being instructed to cooperate by the Chairman and/or CEO or by the Board, or the willful destruction of or willful failure to preserve documents or other material known to be relevant to any such investigation;

provided that with respect to clause (2), (3) or (5) above, the Participant shall have thirty (30) business days following written notice of the conduct which is the basis for the potential termination for Cause within which to cure such conduct, to the extent it can be cured, to prevent termination for Cause by the Company. If the Participant reasonably cures the conduct that is the basis for the potential termination for Cause within such period, the Company’s notice of termination shall be deemed withdrawn.

b.	Good Reason. For purposes of this Plan, the term “Good Reason” means:

i.
a reduction, other than a reduction that generally affects all similarly- situated executives and does not exceed ten percent (10%) in one year or twenty percent (20%) in the aggregate over three (3) consecutive years, by the Company in the Participant’s Base Salary from that in effect immediately prior to the reduction (in which event the Severance Payment shall be calculated based on the Participant’s Base Salary in effect immediately prior to any such reduction);

ii.
a material reduction, other than a reduction that generally affects all similarly-situated executives, by the Company in the Participant’s target or maximum Bonus opportunity or in the Participant’s target or maximum annual Long-Term Incentive Awards opportunity from those in effect immediately prior to any such reduction (in which event any portion of the Severance Payment that relates to Bonus shall be calculated based on the Bonus in effect immediately prior to any such reduction);

iii.
relocation, other than through mutual agreement in writing between the Company and Participant or a secondment or temporary relocation for a reasonably finite period of time, of the Participant’s primary office by more than 50 miles from the location of the Participant’s primary office as of the date the Participant becomes a Participant in the Plan;

iv.	any material diminution or material adverse change in the Participant’s duties or responsibilities as they exist as of the date the Participant becomes a Participant in the Plan; or

v.
any modification or amendment of this Plan within two (2) years following a Change in Control that decreases the Severance Payment payable to any Participant or that makes any provision materially less favorable for any Participant;

provided, that if the Participant terminates his employment for Good Reason, the Participant shall provide written notice to the Company at least forty-five (45) days in advance of the date of termination, such notice shall describe the conduct the Participant believes to constitute Good Reason and the Company shall have the opportunity to cure the Good Reason within thirty (30) days after receiving such notice. If the Company cures the conduct that is the basis for the potential termination for Good Reason within such thirty (30) day period, the Participant’s notice of termination shall be

EXHIBIT 10.1

deemed withdrawn. If the Participant does not give notice to the Company as described in this Section 4(b) within ninety (90) days after an event giving rise to Good Reason, the Participant’s right to claim Good Reason termination on the basis of such event shall be deemed waived

5.
Equity Awards. This Plan does not alter or amend any vesting or other terms and conditions of any Long-Term Incentive Awards, which shall be governed by the terms and conditions set forth in the equity incentive plan(s) and separate written grant agreements.

6.
Notice. The Company or any Participant may terminate the Participant’s employment at any time for any reason by delivery of notice to the other party at least the number of days in advance of the date of termination as set forth below in the table in Section 7(a); provided, that if the Company terminates the Participant’s employment for Cause under clauses (1), (4) or (5) of Section 4(a), no advance written notice is required; and provided, further, that no communication, statement or announcement shall be considered to constitute notice of termination of the Participant’s employment unless it is in writing and specifically recites that it is a notice of termination for purposes of this Plan.

7.	Severance Payment and Continuation Benefits.

a.	Severance Payment. Subject to the provisions of this Plan, the Company, as severance, shall pay to the Participant an amount (the “Severance Payment”) as determined by the following table.

Participant	Severance Payment	Notice Period
Level 14 and Level 15 employees	1. Two (2) times the Participant’s Base Salary. 2. Two (2) times the Reference Bonus.	90 Days
Level 12 and Level 13 employees	1. One and one-half (1 ½) times the Participant’s Base Salary 2. One and one-half (1 ½) times the Reference Bonus	60 days
Level 11 employees, if designated as an Eligible Executive	1. One (1) times the Participant’s Base Salary 2. One (1) times the Reference Bonus	30 days

Subject to Sections 8 and 9, the Company shall pay such Severance Payment in substantially equal monthly payments over the Severance Period, provided that such payments shall begin on the sixty-fifth (65th) day following the Participant’s termination of employment and the first payment will include any monthly installment that would have been paid during the sixty-five (65) day period following the Participant’s termination of employment if the payments had begun on the first day of the Severance Period.

i.
As a condition of receiving the Severance Payment, the Participant shall remain employed in good standing until the earlier of (a) the termination date specified in the notice of termination provided for in Section 6, or (b) for so long as his or her services are required by the Company. With the mutual agreement of the Participant and the Company, the Participant may remain employed beyond the period described in the preceding sentence.

ii.	If Cause (other than pursuant to Section 4(a)(3) hereof) is determined to have existed during the Participant’s employment, and such determination is made within two (2) years following his or her

EXHIBIT 10.1

termination of employment, or as otherwise required by law, the Company reserves the right, subject to Section 409A of the Code, to recoup any Severance Payment paid to the Participant.

b.
Continuation Benefits. Subject to the provisions of this Plan, the Participant shall be entitled to continuation of group health coverage (including medical, dental, and vision benefits, to the extent permitted under the applicable plan), and the health care flexible spending account (to the extent required to comply with COBRA continuation coverage requirements) (collectively, the “Continuation Benefits”) in accordance with the applicable plan terms, and to the extent that such programs and plans are maintained by the Company, for the shorter of (x) the Severance Period or (y) eighteen (18) months following the date of the Participant’s termination of employment (the “Benefit Continuation Period”); provided, however, that the Participant pays the full cost of his coverage under such plans, except that the Participant shall pay only the required contributions for any health care continuation coverage required to be provided to or on behalf of the Participant under COBRA, on the same basis as any other plan participant electing similar COBRA continuation coverage under the Company health plan; and provided, further, that any such coverage shall terminate to the extent that the Participant obtains comparable benefits from any other employer during the Benefit Continuation Period. The Participant shall be reimbursed by the Company, on an after-tax basis, for the cost of the Continuation Benefits (except that the reimbursement for his or her required contributions for COBRA health care continuation coverage shall be reduced by an amount equal to the cost paid by an active employee for similar coverage under the Company health plan).

8.	Release; Participation Agreement.

a.
Release. A Participant shall only be entitled to receive the Severance Payment if, within sixty-five (65) days after the Participant’s termination of employment, he or she shall have executed and delivered (and, if applicable, not revoked) a standard release of claims against the Company (and its officers, directors, employees, affiliates, stockholders, etc.) in a form reasonably satisfactory to the Company in the Company’s sole discretion (the “Release”), and any applicable revocation period for the Release has expired within such sixty-five (65) day period without the Participant revoking the Release. The form of Release shall be delivered to the Participant by the Company at the time of, or within five days (5) days after, the termination of the Participant’s employment. Should the Participant revoke all or any portion of the Release within any legally applicable revocation period, then the Participant will be treated hereunder as if he or she did not execute the Release.

b.
Participation Agreement. No Eligible Executive shall be designated as a Participant, and no Participant shall be entitled to receive the Severance Payment, unless he or she shall have executed and delivered the Participation Agreement, and such shall be in full force and effect. The Participation Agreement shall terminate without further action of the Company or a Participant if, prior to the termination of the Participant’s employment with the Company, the Participant ceases to be designated as a Participant.

c.
Breach of Participation Agreement. If a Participant materially breaches any provision of the Participation Agreement or the Release, the Administrator may determine that he or she (i) will forfeit any unpaid portion of the Severance Payment and (ii) will repay to the Company any portion of the Severance Payment previously paid to him or her.

9.
Section 409A. Notwithstanding anything to the contrary contained in this Plan, the payments and benefits provided under this Plan are intended to comply with Section 409A of the Code (“Section 409A”) or an exemption, and the provisions of this Plan shall be interpreted such that the payments and benefits provided are either not subject to Section 409A or are in compliance with Section 409A. It is also intended that the terms “termination” and “termination of employment” as used herein shall constitute a “separation from service” within the meaning of Section 409A. The Administrator may modify the payments and benefits under this Plan at any time solely as necessary to avoid

EXHIBIT 10.1

adverse tax consequences under Section 409A; provided, however, that this Section 9 shall not create any obligation on the part of the Administrator to make such modifications or take any other action.

a.
Anything in the Plan to the contrary notwithstanding, each payment of Severance Payment made to a Participant who shall be treated as a separate and distinct payment from all other such payments for purposes of Section 409A.

b.
Anything in the Plan to the contrary notwithstanding, if a Participant is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of the Participant’s termination of employment, then any payment or benefit which would be considered “nonqualified deferred compensation” within the meaning of Section 409A that the Participant is entitled to receive upon the Participant’s termination of employment and which otherwise would be payable during the six-month period immediately following the Participant’s termination of employment will instead be paid or made available on the first day of the seventh month following the Participant’s termination of employment (or, if earlier, the date of the Participant’s death).

c.
With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in- kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

10.	Withholding. The Company shall be entitled to withhold from payments to or on behalf of the Participant any amount of tax or other withholding required by law.

11.
Governing Law. This Plan shall be construed, interpreted and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflicts of law, except to the extent preempted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

12.
Effect on Other Plans. This Plan supersedes in all respects any prior severance, change-in-control or termination benefit plan or policy of the Company that apply to Participants. Notwithstanding the foregoing, the Company and the Board reserve the right to adhere to other policies and practices that may be in effect for other groups of employees.

13.
Amendment and Modification of Plan. This Plan may be modified, amended or terminated at any time by the Board without notice to Participants. Notwithstanding the foregoing, (a) for a period of two (2) years following a Change in Control, the Plan may not be discontinued, terminated or amended in such a manner that decreases the Severance Payment payable to any Participant or that makes any provision less favorable for any Participant without the consent of the Participant, and (b) subject to Section 9 or as may otherwise be required to comply with Section 10D of the Securities Exchange Act of 1934, as amended, the Plan may not be modified, amended or terminated in a manner adverse to Participants as of the date of the modification, amendment or termination without one (1) year’s advance written notice of such modification, amendment or termination (including modifying the eligibility of the Eligible Executives who are already Participants to participate in the Plan).

14.	Claims, Inquiries and Appeals.

a.
Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Administrator in writing by an applicant

EXHIBIT 10.1

(or his or her authorized representative), to as follows: Human Resources, c/o Westmoreland Coal Company, 9540 Maroon Circle, Suite 300, Englewood, CO 80112.

b.
Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the applicant, and will include specific reasons for the denial, specific references to the Plan provisions upon which the denial is based, a description of any information or material that the Administrator needs to complete the review and an explanation of why such information or material is necessary, and an explanation of this Plan’s review procedure and the time limits applicable to such procedure, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 14(f) below.

This written notice will be given to the applicant within 90 days after the Administrator receives the application, unless special circumstances require an extension of time, in which case the Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

c.
Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Administrator within 60 days after the application is denied (or deemed denied). The Administrator will give the applicant (or his representative) a reasonable opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review will be in writing and will be addressed to: Human Resources, c/o Westmoreland Coal Company, 9540 Maroon Circle, Suite 300, Englewood, CO 80112.

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Administrator may require the applicant to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

d.
Decision on Review. The Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Administrator is to render its decision on the review. The Administrator will give prompt, written notice of his decision to the applicant. In the event that the Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific reasons for the denial, the specific Plan provisions upon which the decision is based, a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA. If written notice of the Administrator’s decision is not given to the applicant within the time prescribed in this Section 14(d), the application will be deemed denied on review.

EXHIBIT 10.1

e.
Rules and Procedures. The Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

f.
Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (1) has submitted a written application for benefits in accordance with the procedures described by Section 14(a), (2) has been notified by the Administrator that the application is denied (or the application is deemed denied due to the Administrator’s failure to act on it within the established time period), (3) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 14(c) and (4) has been notified in writing that the Administrator has denied the appeal (or the appeal is deemed to be denied due to the Administrator’s failure to take any action on the claim within the time prescribed by Section 14(d)).

15.
No Employment Rights. Neither this Plan nor the benefits hereunder shall be a term of the employment of any employee, and the Company shall not be obligated in any way to continue the Plan. The terms of this Plan shall not give any employee the right to be retained in the employment of the Company.

EXHIBIT 10.1

EXHIBIT A
PARTICIPATION AGREEMENT
This Participation Agreement (the “Agreement”) dated [_____], is by and between Westmoreland Coal Company, a Delaware corporation (the “Company”), and [___________] (“Executive”).
WHEREAS, Executive has accepted employment in a senior position with the Company and is a participant in the Company’s 2017 Executive Severance Plan (the “Severance Plan”); and
WHEREAS, the Company deems it essential to the protection of its confidential information and competitive standing in its market to have its senior leadership have reasonable restrictive covenants in place; and
WHEREAS, Executive agrees and acknowledges that the Company has a legitimate interest to protect its confidential information and competitive standing; and
NOW THEREFORE, in consideration for the provisions stated below, and intending to be legally bonded thereby, the parties agree as follows.

1)	Executive has been informed and is aware that the execution of this Agreement is a necessary term and condition of the Employee’s employment, continued employment or receipt of severance payment.

2)
While employed by the Company and at all times thereafter, Executive will not, directly or indirectly, use for himself or use for, or disclose to, any party other than the Company, or any subsidiary of the Company (other than in the ordinary course of Executive’s duties for the benefit of the Company or any subsidiary of the Company), any secret or confidential information regarding the business or property of the Company or its subsidiaries or regarding any secret or confidential apparatus, process, system, or other method at any time used, developed, acquired, discovered or investigated by or for the Company or its subsidiaries, whether or not developed, acquired, discovered or investigated by Executive. At the termination of Executive’s employment or at any other reasonable time the Company or any of its subsidiaries may request, Executive shall promptly deliver to the Company all memoranda, notes, records, plats, sketches, plans or other documents (including, without limitation, any “soft” copies or computerized or electronic versions thereof) made by, compiled by, delivered to, or otherwise acquired by Executive concerning the business or properties of the Company or its subsidiaries or any secret or confidential product, apparatus or process used developed, acquired or investigated by the Company or its subsidiaries.

3)
In consideration of the Company’s obligations under this Agreement, Executive agrees that while employed by the Company and for a period of one (1) year thereafter, without the prior written consent of the Board of Directors of the Company (the “Board”), he shall not, directly or indirectly, as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be employed by, be engaged in or have any financial interest in, any entity which is in competition with the business of the Company or its subsidiaries (as defined in Section 5). Notwithstanding the foregoing, if the Severance Plan is discontinued, terminated or amended in such a manner that materially decreases the severance payment payable to Executive or that makes any provision materially less favorable for Executive without the consent of Executive, the restrictions set forth in this paragraph 3 shall not apply to Executive.

4)
In consideration of the Company’s obligations under this Agreement, Executive agrees that while employed by the Company and for a period of one (1) year thereafter, without the prior written consent of the Board, he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, (a) solicit or offer employment to or hire any person who is or has been employed by the Company or its subsidiaries at any time during the twelve (12) months immediately preceding such solicitation or (b) solicit or entice away or in any manner attempt to persuade any client, vendor, partner, customer or prospective customer of the Company to discontinue or diminish his, her or its relationship

EXHIBIT 10.1

or prospective relationship with the Company or to otherwise provide his, her or its business to any corporation, partnership or other business entity which engages in any line of business in which the Company is engaged (other than the Company).

5)
For purposes of this Participation Agreement, an entity shall be deemed to be in competition with the Company if it enters into or engages in any business or activity that substantially and directly competes with the business of the Company. For purposes of this paragraph 5, the business of the Company is defined to be: coal mining, preparation and sale; the marketing, brokering and trading of coal; the optimization of coal reserves; and contract mining in each case by the Company and its direct and indirect subsidiaries or affiliated or related companies. Notwithstanding this paragraph 5 or paragraph 8, nothing herein shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided that no such investment in the equity securities of an entity with publicly traded equity securities may exceed one percent (1%) of the equity of such entity, and no such investment in any other entity may exceed five percent (5%) of the equity of such entity, without the prior written approval of the Board.

6)
Executive agrees that he will not at any time make, directly or indirectly, any negative, derogatory, disparaging or defamatory comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/Internet format or any other medium) that concerns directly or indirectly the Company its business or operations, or any of its current or former agents, employees, officers, directors, customers or clients.

7)
Upon the termination of Executive’s employment for any reason, Executive or his estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Executive’s possession or under his control, including, without limitation, any “soft” copies or computerized or electronic versions thereof.

8)
Executive agrees that the covenant not to compete, the covenants not to solicit and the covenant not to make disparaging comments are reasonable under the circumstances and will not interfere with his ability to earn a living or otherwise to meet his financial obligations. Executive and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant which appear unreasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Participation Agreement would irreparably injure the Company. Accordingly, Executive agrees that, in the event that a court enjoins Executive from any activity prohibited by this Participation Agreement, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required under his employment agreement with the Company (if any) and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

9)
Executive acknowledges and agrees that cash and equity incentive compensation paid in connection with this employment and any payments of severance after the termination of Executive’s employment shall be subject to cancellation and recoupment by the Company, and shall be repaid by Executive to the Company, to the extent required by law, regulation or listing requirement, or by any Company policy adopted pursuant thereto.

10)
No waiver or modification of all or any part of this Agreement will be effective unless set forth in a written document signed by both the Company and Executive expressly indicating their intention to waive or modify the specified provisions of this Agreement. If the Company chooses not to enforce its rights in the event Executive breaches some or all of the terms of this Agreement, the Company’s rights with respect to any such breach shall not be considered a waiver of a future breach by Executive of this Agreement, regardless of whether the breach is of a similar nature or not.

EXHIBIT 10.1

11)
This Agreement accurately sets forth and entirely sets forth the understandings reached between Executive and the Company with respect to the matters treated herein. If there are any prior written or oral understandings or agreements pertaining to the subject matter addressed in this Agreement, they are specifically superseded by this Agreement and have no effect. This Agreement is binding on Executive and the Company, and our respective successors, assigns and representatives. This Agreement shall terminate without further action of the parties if, prior to the termination of Executive’s employment with the Company, Executive ceases to be designated as a participant in the Severance Plan.

12)	This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Colorado, without reference to rules relating to conflicts of law.
[SIGNATURE PAGE FOLLOWS]

EXHIBIT 10.1

IN WITNESS WHEREOF, and the Company and Executive have executed this Agreement on the date(s) noted next to their respective signatures.
WESTMORELAND COAL COMPANY

________________________________
By: [ ], CHIEF EXECUTIVE OFFICER
Date: [_______________]

EXECUTIVE

________________________________
[Name], [Title]
Date: [_______________]